Exhibit 16.1







                   LETTER RE: CHANGE IN CERTIFYING ACCOUNTANTS







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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


April 11, 2002


Dear Sir/Madam:


     We have read Item 4 included in the Form 8-K dated April 8, 2002 of North Bay Bancorp to be filed with the Securities and Exchange Commission and are in agreement with the statements made in Section A - Dismissal of Certifying Accountants as they relate to matters between North Bay Bancorp and Arthur Andersen LLP.




Very truly yours,

ARTHUR ANDERSEN LLP




By
     Jeffrey M. Jarczyk




cc: Mr. Terry L. Robinson, President and Chief Executive Officer, North Bay Bancorp Ms. Lee-Ann Cimino, Senior Vice President and Chief Financial Officer, North Bay Bancorp





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